Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
General Cable Corporation:
We consent to the incorporation by reference in Registration Statement Nos. 333-28965, 333-31865, 333-31867, 333-31869, 333-51812, 333-51818, 333-51822, 333-58792, 333-59125, 333-125190, 333-152035, 333-152037, and 333-161323 on Form S-8 of our reports dated March 1, 2013, relating to the consolidated financial statements and financial statement schedule of General Cable Corporation and subsidiaries (the “Company”), and the effectiveness of the Company's internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of General Cable Corporation and subsidiaries' internal control over financial reporting because of material weaknesses), appearing in this Annual Report on Form 10-K of General Cable Corporation and subsidiaries for the year ended December 31, 2012.
/s/ Deloitte & Touche LLP
Cincinnati, Ohio
March 1, 2013